EXHIBIT 99.1

For Immediate Release

U-SWIRL, INC. REPORTS 124% INCREASE IN

FIRST QUARTER NET INCOME

REVENUE INCREASES 46% FOLLOWING ACQUISITIONS THAT MORE THAN TRIPLE NUMBER OF FRANCHISED FROZEN YOGURT CAFES

HENDERSON, Nevada (July 15, 2014) – U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl” or “the Company”), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today reported significantly improved operating results for the quarter ended May 31, 2014 (first quarter of FY2015).

FIRST QUARTER HIGHLIGHTS

●

First quarter revenue increased 46% to approximately $2.5 million, compared with approximately $1.7 million in the first quarter of the previous fiscal year, primarily due to the January 2014 acquisitions of three self-serve frozen yogurt franchising companies that more than tripled the number of cafés operated by the Company and its franchisees.

●	Net sales derived from Company-owned frozen yogurt cafés increased 7% to $1,478,188 in the most recent quarter, compared with $1,378,249 in the quarter ended May 31, 2013.

●	Franchise royalties and fees rose 202% to $1,022,891 in the first quarter of FY2015, compared with $339,157 in the first quarter of FY2014.

●

The Company recorded net income of $376,563, or $0.02 per basic and diluted share, for the quarter ended May 31, 2014, which represented a 124% increase when compared with net income of $168,079, or $0.01 per basic and diluted share, in the quarter ended May 31, 2013.

●

On a non-GAAP basis (excluding interest, depreciation and amortization, equity compensation and impairment and restructuring charges), the Company earned $812,000 in the most recent quarter, compared with non-GAAP adjusted net income of $316,000 in the year-earlier period.

●

Cash and cash equivalents on the Company’s balance sheet increased almost five-fold to over $3.5 million as of May 31, 2014, compared with $701,748 at the end of its most recent fiscal year on February 28, 2014.

●

Subsequent to the end of the first quarter of FY2015, the Company paid $1,057,465 towards the convertible note outstanding with its parent company, Rocky Mountain Chocolate Factory, Inc. The Company has also entered into a definitive agreement to sell three company-owned cafés that were acquired in January 2014 as part of the Yogli Mogli acquisition. A deposit of $600,000 has already been received from the buyer to secure the rights to acquire the assets.

MANAGEMENT COMMENTS

“We are very pleased to report that U-Swirl’s net income increased 124%, on a 46% increase in revenue, during the first quarter of Fiscal 2015 as compared to the first quarter of Fiscal 2014,” stated Rico Conte, Chief Executive Officer of U-Swirl, Inc. “These impressive results reflect the closure of underperforming units and the acquisitions of the CherryBerry, Yogli Mogli and Fuzzy Peach frozen yogurt franchising companies, which more than tripled the number of cafés in our retail network in the fourth quarter of our previous fiscal year. We are beginning to realize the anticipated economies of scale and cost savings inherent in our strategy of consolidation within the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry and look forward to further progress during the balance of the current fiscal year. While we continue to pursue discussions related to potential further acquisitions, our emphasis during Fiscal 2015 will be upon the realization of additional cost savings and operating efficiencies within our current operating parameters.”

“We now have 298 franchised and/or company-owned frozen yogurt cafés operating in 37 states and 4 foreign countries, compared with 71 cafés in 23 states at the end of the first quarter of the prior year, only 12 months ago,” continued Conte. “U-Swirl’s competitive position within the industry has improved dramatically in recent months, and the total number of cafés currently operating under U-Swirl-owned brands now ranks us as the fourth-largest chain within the $750 million (estimated) self-serve frozen yogurt industry. We continue to believe that the industry is far too fragmented, with many small, undercapitalized chains whose owners lack ‘critical mass’, the ability to expand and/or do not have a viable exit strategy. This will continue to present opportunities for U-Swirl, with the support of its parent company, Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), to bring together under one corporate umbrella the world’s largest network of frozen yogurt cafés over the next few years.”

“Our first quarter operating results, while substantially improved from prior-year levels, do not reflect the full benefits we anticipate once the acquisitions completed during Fiscal 2014 are fully integrated under the U-Swirl corporate umbrella. In addition to cost savings resulting from volume purchasing discounts and the elimination of redundant corporate overhead, we are enthusiastic regarding prospects for new store openings and the ability of our co-branding initiative with Rocky Mountain Chocolate Factory to increase same-store sales, while reducing the seasonal fluctuations that characterize the performance of cafés that are dependent upon yogurt products alone. New store concepts include U-Swirl-n-Go, which requires a much lower investment by franchisees and is designed for non-traditional locations such as convenience stores, airports hotels and other mass gathering areas. The first U-Swirl-n-Go store will open in Reno, Nevada during the current quarter.”

“We added a new revenue stream to our business model in March 2014 with the acquisition of Moxie USA, LLC, which sells beverages, toppings and other consumer products, including a popular beverage that meets the more strict criteria for ‘allowable sugar’ in products sold in schools and other educational facilities. The Moxie Consumer Products subsidiary plans to supply significant amounts of toppings and beverages to our frozen yogurt cafés, allowing U-Swirl to broaden its sources of revenue while delivering excellent value to our franchisee network.”

“In summary, we look forward to the balance of Fiscal 2015, which should further confirm the potential of our industry consolidation strategy. Based upon information currently available, we expect to report record revenue and earnings for the current fiscal year, which ends in less than eight months (February 2015),” concluded Conte.

FIRST QUARTER OPERATING RESULTS

For the three months ended May 31, 2014 (first quarter of FY2015), Company-owned frozen yogurt cafés generated $1,478,188 in net sales, an increase of 7% when compared with $1,378,249 in the first quarter of the previous fiscal year. The improvement in net sales was due primarily to the closing of underperforming cafés in the prior year combined with the acquisition of additional locations in January 2014. There were 13 company-owned cafés at May 31, 2014, versus 14 a year earlier.

Franchise royalties and fees increased 202% to $1,022,891 in the first quarter of FY2015, compared with $339,157 in the prior-year quarter, primarily due to an expansion in the number of franchised cafés in operation. The average number of franchised cafés operating during the first quarter of FY2014 was significantly lower than the 285 units currently operated by franchisees, because 194 of the franchised cafés joined the U-Swirl network via acquisitions in the fourth quarter of FY2014 and therefore contributed no royalties or fees to U-Swirl’s operating results in the quarter ended May 31, 2013.

Total revenue increased 46% to approximately $2.5 million in the first quarter of FY2015, versus approximately $1.7 million in the corresponding period of the previous fiscal year.

The Company’s total costs and expenses rose 38% to $2,121,667 in the three months ended May 31, 2014, compared with $1,534,964 in the quarter ended May 31, 2013. Expense and income categories in the most recent quarter that were not evident a year earlier included $116,356 in franchise development costs, $124,551 in asset acquisition expense, and a positive adjustment of $176,203 related to the valuation of a derivative associated with the convertible note agreement with Rocky Mountain Chocolate Factory.

Income from operations increased 108% to $379,412, compared with $182,442 in the quarter ended May 31, 2013.

Net interest expense declined to $2,849 in the most recent quarter, versus net interest expense of $14,363 in the first quarter of FY2014.

The Company reported net income of $376,563, or $0.02 per basic and diluted share, for the first quarter of FY2015, which represented an improvement of 124% when compared with net income of $168,079 in the first quarter of FY2014.

The weighted average number of common shares outstanding increased 43% to 20,614,668 in the most recent quarter, versus 14,402,088 in the prior-year quarter, reflecting shares issued upon exercise of the Company’s Class C Warrants, shares issued for compensation and shares issued as part of the purchase consideration in certain acquisitions during FY2014.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. We believe that the non-GAAP financial measure presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, we believe that adjusted EBITDA is useful to investors because it provides a measure of operating performance and our ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, we use adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 31, 2014, the Company and its franchisees, licensees and majority-owned subsidiary (U-Swirl, Inc.) operated 661 stores and cafés in 37 states, Canada, Japan, South Korea, The United Arab Emirates, Pakistan and Turkey. The Company's common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following names: U-SWIRL Frozen Yogurt, CherryBerry, Aspen Leaf Yogurt, Fuzzy Peach, Yogli Mogli, Gracie Bleu, and Josie’s Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTCQB under the symbol “SWRL.” As of May 31, 2014, the Company and its franchisees operated 298 self-serve frozen yogurt cafés in 37 states and 4 foreign countries.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (702) 586-8700

or via email at info@u-swirl.com

STORE INFORMATION

	New stores opened during three months ended May 31, 2014	Stores open as of May 31, 2014
Franchise Stores	13	279
Company-Owned Stores	0	13
International License Stores	2	6
Total	15	298

SELECTED BALANCE SHEET DATA

(in thousands)

	May 31, 2014	February 28, 2014

Current Assets	$4,237	$2,269
Total Assets	$17,786	$16,066
Current Liabilities	$3,477	$2,660
Stockholder's Equity	$4,383	$3,005

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Three Months Ended May 31,		Three Months Ended May 31,
	2014	2013	2014	2013
Revenues
Franchise, royalty and marketing fees	1,023	339	40.9%	19.7%
Retail sales	1,478	1,378	59.1%	80.3%
Total Revenues	2,501	1,717	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	478	451	19.1%	26.3%
Labor and related expenses	328	268	13.1%	15.6%
Occupancy and related expenses	222	248	8.9%	14.4%
Franchise development	116	-	4.6%	0.0%
Marketing and advertising	149	35	6.0%	2.0%
General and administrative	654	427	26.1%	24.9%
Depreciation and amortization	226	106	9.0%	6.2%
Acquisition related costs	124	-	5.0%	0.0%
Fair Value Adjustment	(176)	-	-7.0%	0.0%
Total Costs and Expenses	2,121	1,535	84.8%	89.4%

Income (loss) from operations	380	182	15.2%	10.6%

Interest expense	(3)	(14)	-0.1%	-0.8%

Income (loss) before income taxes	377	168	15.1%	9.8%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	377	168	15.1%	9.8%

Basic Earnings Per Common Share	$0.02	$0.01
Diluted Earnings Per Common Share	$0.02	$0.01

Weighted Average Common Shares Outstanding, Basic and Diluted	20,614,668	14,402,088
Dilutive Effect of Employee Stock Options	2,693,865	951,666
Weighted Average Common Shares Outstanding, Assuming Dilution	23,308,533	15,353,754

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended May 31,		Change	% Change
	2014	2013
GAAP: Income from Operations	$380	$182	198	108.8%
Depreciation and Amortization	226	106	120	113.2%
Equity Compensation Expense	82	28	54	192.9%
Impairment and Restructuring	124	-	124
Non-GAAP, adjusted EBITDA	$812	$316	496	157.0%